SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 19, 2009
LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)
(415) 501-6000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On February 19, 2009, the Company appointed Beng (Aaron) Keong Boey as its Senior Vice President and President, Levi Strauss Asia Pacific.
     Mr. Boey, 47, has been Interim President, Levi Strauss Asia Pacific since October 2008. Previously, Mr. Boey was Regional Managing Director in the Company’s Asia Pacific business from 2005. Mr. Boey was Regional Managing Director for Jacuzzi, Inc. from 2003 until he joined the Company in 2005.
     Mr. Boey is not a director of any other reporting issuers and has no family relationship with any of the Company’s other officers or directors. There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party in which Mr. Boey or any member of his immediate family had, or will have, a direct or indirect material interest. There is no arrangement or understanding between him and any other person pursuant to which he was appointed Senior Vice President and President, Levi Strauss Asia Pacific. Mr. Boey does not have an employment contract with the Company. His employment is at-will and may be terminated by the Company or by Mr. Boey at any time.
     In connection with his services, Mr. Boey will receive an initial annual base salary of $469,123 and an initial grant of 14,763 stock appreciation rights under the Company’s 2006 Equity Incentive Plan. Mr. Boey is also eligible to participate in the Company’s Annual Incentive Plan at a target participation rate of 60% of his annual base salary. Mr. Boey is paid in Singapore dollars. The reported amounts have been converted into U.S. dollars using an exchange rate of 1.5092, which was the exchange rate in effect on January 30, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 23, 2009	LEVI STRAUSS & CO.
	By:	/s/ Heidi L. Manes
		Name:	Heidi L. Manes
		Title:	Vice President and Controller / Interim Chief Financial Officer